Exhibit 21.2

SUBSIDIARIES

TRX Fulfillment Services, LLC (Georgia)

TRX Technology Services, L.P. (Georgia)

TRX Data Services, Inc. (Virginia)

Technology Licensing Company, LLC (Georgia)

Travel Technology, LLC (Georgia)

TRX Luxembourg, S.á.r.l. (Luxembourg)

TRX UK, Ltd. (England and Wales)

TRX Europe, Ltd. (England and Wales)

         f/k/a eTRX, Ltd. d/b/a TRX Europe f/k/a Fortdove, Ltd

TRX Germany GmbH (Germany)

TRX Technologies India Private Limited (India)